UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 12, 2011

NEW CENTURY BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-50400	20-0218264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 W. Cumberland Street, Dunn, North Carolina		28334
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (910) 892-7080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On August 12, 2011, New Century Bancorp, Inc., Dunn, North Carolina (the “Registrant”) announced that it has appointed Celia DeBiase as Executive Vice President and Chief Risk Officer. A copy of the press release (the “Press Release”) announcing the Registrant’s appointment of Ms. DeBiase as the Registrant’s first Chief Risk Officer is filed as Exhibit 99.1 hereto and incorporated by reference herein.

There are no family relationships between Ms. DeBiase and directors, nominees for director or other executive officers of the Registrant.

The Registrant’s bank subsidiary, New Century Bank, has had, and expects to have in the future, banking and other transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and associates. All such transactions are made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with unaffiliated persons, and will not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by New Century Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the bank’s lending matters.

The Registrant and New Century Bank have entered into an employment agreement with Ms. DeBiase as Executive Vice President and Chief Risk Officer. The employment agreement establishes Ms. DeBiase’s duties and compensation and provides for her continued employment with the Corporation.

Term. Ms. DeBiase’s employment agreement provides for an initial term of three (3) years with renewal on each anniversary thereafter for an additional one-year term unless there is an affirmative decision not to renew the contract by the Board of Directors or by Ms. DeBiase.

Base Salary and Benefits. The agreement provides Mr. DeBiase with an annual salary of $125,000. Ms. DeBiase is also entitled to participate in incentive or bonus compensation plans either already existing or adopted during the term of the agreement. The agreement also provides for Ms. DeBiase’s participation in any and all retirement and employee benefit plans maintained by the Corporation on behalf of its employees, as well as fringe benefits normally associated with her position with the Corporation or made available to all other employees.

Change in Control Benefits. The employment agreement provides that if a “termination event” occurs within 12 months of a “change in control” of the Registrant and either (1) the Registrant terminates Ms. DeBiase’s employment other than for “cause” or disability, or (2) Ms. DeBiase terminates her employment with the Registrant, she will be entitled to receive a payment equal to 299% of her “base amount,” as that term is defined in the Internal Revenue Code of 1986, as amended.

A “termination event” will be deemed to have occurred if (i) Ms. DeBiase is assigned duties and/or responsibilities that are inconsistent with her position, duties, or status at the time of the change in control or with her reporting responsibilities or titles with the Registrant in effect at the time of the change in control; (ii) Ms. DeBiase’s annual base salary is reduced below the amount in effect as of the change in control; (iii) Ms. DeBiase’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Registrant to the executive as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Registrant who participated in such benefits prior to such change in control; or (iv) Ms. DeBiase is transferred to a location outside of Cumberland and Harnett Counties, North Carolina, without her express written consent.

For purposes of Ms. DeBiase’s employment agreement, a “change in control” will be deemed to have occurred upon the occurrence of any event that would constitute a change in ownership or effective control under Section 409A of the Internal Revenue Code or regulations and guidance promulgated thereunder.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated August 12, 2011

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of Registrant’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of Registrant’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Registrant’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY BANCORP, INC.

By:	/s/ Lisa F. Campbell
Lisa F. Campbell
Executive Vice President, Chief Financial Officer and Chief Operating Officer

Dated: August 17, 2011

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated August 12, 2011